EXHIBIT 5



                                November 21, 1996




Triad Guaranty Inc.
101 South Stratford Road, Suite 500
Winston-Salem, North Carolina  27104

         Re:      Triad Guaranty Inc.
                  Registration Statement on Form S-8

Gentlemen:

         We have represented Triad Guaranty Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") relating to the proposed issuance of up to 450,000 additional shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") pursuant to the terms of the Triad Guaranty Inc. 1993 Long-Term Stock Incentive Plan ("Long-Term Plan"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Long-Term Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, as amended, and resolutions of the Board of Directors of the Company.

         We are of the opinion that the Shares will, when issued pursuant to the Long-Term Plan, be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Lord, Bissell & Brook
                                                  -------------------------
                                                  LORD, BISSELL & BROOK

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